Exhibit 10.2



           Computer Associates International, Inc.
               1998 Employee Stock Purchase Plan


I.  Establishment and Purpose.

      1.1 Purpose. Computer Associates International, Inc. (the Company) hereby establishes the 1998 Employee Stock Purchase Plan (the Plan) effective as of August 12, 1998. The Plan is intended to permit employees of the Company to invest in shares of the Companys common stock, par value $.10 per share (Common Stock), and to pay for their investment by means of payroll deductions.

      1.2   Effective Date.  The Plan is effective August 12, 1998.

      1.3 Authorization. The Company is authorized to issue and sell up to 1,500,000 shares of Common Stock (the Shares) pursuant to the Plan.


II.	Definitions.

      2.1 Defined Terms. When used in the Plan, the following terms shall have the meanings specified below:

           2.1.1  Board means the Companys Board of Directors.

           2.1.2 Committee means the Compensation Subcommittee of the Board of Directors of the Company formed to act on stock-based compensation for employees.

           2.1.3 Participant means any employee of the Company or its majority-owned subsidiaries, other than (i) executive officers and executive vice presidents of the Company and (ii) employees whose participation in the Plan is precluded by local law.


III  Purchase of Shares.



      3.1  Each Participant will be given an opportunity to purchase

Shares at a price per share equal to the lesser of (i) $36.8125 per share (the closing price on August 11, 1998); and (ii) the closing price on August 25, 1998.

      3.2 Limitation. Each Participant may purchase a whole number of Shares, the aggregate purchase price of which may not exceed the lesser of
(i) $10,000; and (ii) 50% of the Participants monthly base salary (after deducting the amounts withheld for taxes, 401(k), dependent care, health

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care, supplemental life insurance and other previously determined deductions)
multiplied by two.

      3.3 Timing. Each Participant will be furnished with a form pursuant to which the Participant may determine how many Shares that the Participant wishes to purchase. The Participant will be deemed to have purchased the Shares as of the date of submission of his purchase form.

      3.4 Consideration. Each Participant purchasing Shares pursuant to the Plan will be issued Shares in consideration for the Participants agreement to repay the purchase price of the Shares by means of payroll deductions from the Participants base salary during the months of September and October, 1998.

      3.5 Obligation to Repay. No interest will be charged to a Participant for amounts borrowed to purchase Shares under this Plan. If a Participants employment by the Company is terminated for any reason whatsoever prior to the repayment in full of the Participants obligation to the Company for the purchase price of Shares purchased hereunder, the Participant will be obligated to satisfy the amount of any outstanding obligation upon the earlier to occur of (i) the date when the funds would have been deducted from the Participants base salary as a payroll deduction had the Participant remained employed by the Company; or (ii) thirty (30) days after the date of termination of employment. The Company will have the right to set off any amounts due pursuant to this Plan against any amounts due to the Participant from the Company for salary, bonus, vacation or any other kind of compensation, however the Company shall not have the right to set off any amounts due against the shares purchased by the Participant hereunder.


IV. Administration.


      4.1 Committee. The Plan shall be administered by the Committee or a subcommittee composed solely of at least two Non-Employee Directors (as defined in Rule 16b-3) that are outside directors within the meaning of
Section 162(m) of the Code. No employee or former employee of the Company may serve on the Committee. The Committee may delegate some or all of its responsibilities and duties hereunder to the Chief Financial Officer of the Company.

      4.2 Rules and Interpretation. The Committee shall be vested with all discretion and authority and may make such rules and regulations and establish such procedures as it deems necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, and any purchase, agreement, or notice thereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons.

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      4.3  Records. The records of the Committee with respect to the Plan shall be conclusive on all Participants and their beneficiaries and on all other persons.

      4.4 Tax Withholding. The Company shall take such action as the Committee may deem advisable to enable the Company and each Participant to satisfy obligations for payment of withholding and other taxes with respect to any purchase or payment under the Plan. Such action may include requiring the Participant to pay cash to the Company in an amount equal to such tax obligations.

      4.5  Regulations and Approvals

           4.5.1 The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to stock purchase plans generally.

           4.5.2	Each purchase of Shares is subject to the
requirement that, if at any time the Committee determines in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of Shares, no payment shall be made, or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

           4.5.3	In the event that the disposition of Shares
acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the Securities Act), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act and the Committee may require any individual receiving Shares, to represent to the Company in writing that such shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition, and may provide for a legending of such Shares to that effect.


V. General Provisions.


      5.1 Nonassignability. Prior to the time a purchase of Shares is made pursuant to Section 3, a Participant shall have no right by way of anticipation or otherwise to assign or transfer any interest in such Shares.

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      5.2  Employment Rights/Participation. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Participant or any other individual for the continuation of his or her employment for any period. The Company expressly reserves the right, which may be exercised at any time and without regard to when such exercise occurs, to discharge any individual and/or treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

      5.3  No Individual Liability. No member of the Committee or the
Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any purchase under the Plan.

      5.4 Severability; Governing Law. If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York.

      5.5 Captions. The captions in the Agreement are for reference only and shall not affect the interpretation of this Agreement.

      5.6 Notices. All notices under the Plan shall be in writing or transmitted electroncially by e-mail, and if in writing to the Company, shall be delivered to or mailed to its principal office, addressed to the attention of the President; and if in writing to the Participant, shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 5.6.


VI. Amendment and Termination.


      6.1 Amendment and Termination. The Committee may prospectively amend or terminate the Plan at any time and for any reason; provided, however, that no amendment may adversely affect a Participant with respect to Shares previously purchased unless such amendments are required in order to comply with applicable laws; provided that the Committee may not make any amendment to the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.